AGREEMENT, made this 3rd day of February 1997, among BLC Management Consulting Services, Inc., with an address at 919 Third Avenue, New York, New York 10022 ("BLCS"), Business Loan Center, Inc., with an address at 919 Third Avenue, New York, New York 10022 ("BLC Inc.") and Business Loan Center, a New York general partnership, with an address at 919 Third Avenue, New York, New York 10022 (the "Partnership").

      WHEREAS, In September 1997, BLCS acquired an 11.8% interest in the Partnership which was formed to operate a Small Business Lending Company under the United States Small Business Administration ("SBA") Section 7a Guaranteed Lending Program; and

      WHEREAS, BLC Inc. is the owner of the remaining partnership interest in the Partnership; and

      WHEREAS, BLC Inc. and BLCS are both wholly owned subsidiaries of BLC Financial Services, Inc. ; and

      WHEREAS, Pursuant to the consent received from the SBA on or about September 12, 1996 (copy attached - the "Consent") the parties hereto desire to complete the restructuring of the transaction so that BLC, Inc. will become the Small Business Lending Company and the Partnership will cease to exist as a small business lending company upon the terms set forth below.

      NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and agreements set forth hereinbelow, do hereby agree as follows:

      1. Transfer of Partnership Interest. BLCS hereby agrees to sell, transfer and convey all of its interest in the Partnership to BLC Inc.

      2. Transfer of Partnership Assets and Assumption of Partnership Liabilities. Immediately after the transfer of the Partnership interest referred to in Article 1 above the Partnership agrees to transfer title to all of its assets referred to on Schedule 1 annexed hereto to BLC Inc. and BLC Inc. agrees to assume all of the liabilities of the Partnership referred to on Schedule 2 annexed hereto.

      3. Closing. The closing of the transactions set forth above shall occur simultaneously with receipt of written acknowledgment from the SBA that its records now reflect the true structure of the Small Business Lending Company as required by the Consent. The documents referred to below have been executed simultaneously and will be held in escrow until the closing occurs.

      At closing, the escrow agent shall deliver to the respective parties the following executed documents :

            3.1 The Assignment attached hereto as Exhibit 3.1;

            3.2. Resolutions of shareholders and Directors approving the sale attached hereto as Exhibit 3.2;

            3.3. An Incumbency Certificate signed by the President of each respective corporation in the form annexed hereto as Exhibit 3.3.

            3.4. The Assignment and Assumption Agreement attached hereto as
            Exhibit 3.4.

      4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

      5. Notices. Notices required hereunder shall be in writing and given to the parties hereto at the addresses set forth above.

      6. Applicable Law. This Agreement has been made under and shall be governed by the laws of the State of New York.

      7. Amendments, Changes and Modifications. This Agreement may only be changed, amended, modified or altered by an agreement in writing signed by the parties hereto.


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

      8. Entire Agreement. This Agreement sets forth the entire understanding of the parities and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by either party which is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly-authorized officers as of the date first above written.

                                          BLC MANAGEMENT CONSULTING
                                          SERVICES, INC.


                                          By: /s/ Jennifer Napier
                                              --------------------------------
                                              Jennifer Napier   Vice President


                                          BUSINESS LOAN CENTER INC.


                                          By: /s/ Robert Tannenhauser
                                              --------------------------------
                                              Robert Tannenhauser    President

                                          BUSINESS LOAN CENTER
                                          By: BUSINESS LOAN CENTER INC.
                                              General Partner

                                          By: /s/ Robert Tannenhauser
                                              --------------------------------
                                              Robert Tannenhauser    President


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